Exhibit 10.22

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), dated as of [ ], 2014, by and between PartnerRe Ltd. (the “Company”) and Marvin Pestcoe (“Consultant”), shall be effective as of April 16, 2014 (the “Effective Date”).

RECITALS

WHEREAS, the Company desires that it be able to call upon the experience and knowledge of Consultant for services and advice; and

WHEREAS, Consultant is willing to render such services and advice to the Company on the terms and conditions hereinafter set forth in this Agreement.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the above recitals, and for and in consideration of the mutual promises set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Consulting Period. The Company hereby engages Consultant as a consultant, subject to the terms and provisions of this Agreement, for the period commencing on the Effective Date and ending on April 15, 2015 (the “Consulting Period”). Any extension of the Consulting Period shall be subject to mutual written agreement between the parties. Notwithstanding the foregoing, the Consulting Period shall be subject to earlier termination pursuant to Section 8 below.

2. Consulting Services.

2.1 Consultant shall render such consulting and advisory services set forth on Schedule I (the “Consulting Services”) during the Consulting Period. It is intended that Consultant shall not be required to provide Consulting Services in an amount greater than twenty percent (20%) of Consultant’s services that he performed when he was an employee of a subsidiary of the Company prior to the Effective Date; provided, however, that, in the event that the amount of Consulting Services exceeds more than twenty percent (20%) of such services, the parties shall cooperate in good faith to modify the Consulting Services or any other provision of this Agreement as mutually agreed and in no event shall the amount of Consulting Services exceed more than thirty percent (30%) of such services.

2.2 Consultant shall not provide services to another person or entity during the Consulting Period without providing prior notification to the Group Chief Executive Officer of the Company (the “Group CEO”). In the event that a conflict of interest arises or may reasonably arise as a result of Consultant’s provision of services to another person or entity, notwithstanding Section 14, this Agreement shall be amended to the extent necessary to eliminate any such conflict of interest or, in lieu of such amendment, the Company may in its discretion terminate this Agreement with immediate effect.

3. Status of Consultant. Consultant shall be an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between Consultant and the Company for any purpose. Consultant shall have no authority (and shall not hold himself out as having authority) to bind the Company and shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent.

4. Consulting Fees. As compensation for the Consulting Services, during the Consulting Period, the Company shall pay (or shall cause Consultant to be paid) an aggregate consulting fee of $480,000 (the “Consulting Fee”), which shall be paid in substantially equal monthly installments in arrears.

5. Other Benefits.

5.1 During the Consulting Period, and in furtherance of Consultant’s performance of the Consulting Services, the Company shall provide Consultant (or shall cause Consultant to be provided) with an office and secretarial assistance, each at the Company’s expense, and shall permit Consultant to use Company property (including computer, phone and corporate credit card) in connection with the performance of the Consulting Services.

5.2 During the Consulting Period, Consultant shall not be eligible to participate in any health, welfare or retirement benefit plans sponsored or maintained by the Company; provided, however, that nothing herein shall adversely affect Consultant’s right to receive his vested benefits under any such plan maintained by the Company or any of its subsidiaries in respect of his prior service as an employee.

5.3 Consultant shall not receive any Company perquisites.

6. Travels. Consultant acknowledges that there may be limited travel in connection with the performance of the Consulting Services.

7. Expenses. Upon presentation of documentation reasonably acceptable to the Company, the Company shall promptly reimburse Consultant (or shall cause Consultant to be reimbursed) for all reasonable expenses incurred by Consultant in connection with the performance of the Consulting Services (“Expenses”) in accordance with the Company’s reimbursement policies.

8. Termination of Consulting Period.

8.1 Termination of Consulting Period. Notwithstanding any other provision hereof, the Consulting Period and Consultant’s services as a consultant hereunder shall terminate, and, except as otherwise specifically provided herein, this Agreement shall terminate:

(a)	upon the death or disability of Consultant;

(b)	for any reason, by Consultant or by Company with 30 days Notice in writing;

(c)	pursuant to Section 2.2 if elected by the Company; or

(d)	on the expiration date of the Consulting Period.

8.2 Notice of Termination. Other than a termination as a result of Consultant’s death, any termination of the Consulting Period by the Company or by Consultant shall be communicated by written notice of termination (the “Notice of Termination”) to the other party hereto.

8.3 Date of Termination. “Date of Termination” shall mean the date on which the Consulting Period terminates, which shall be, if Consultant is terminated (i) by his death, the date of his death, (ii) upon the expiration date of the Consulting Period, the last day of the Consulting Period, (iii) immediately upon a termination pursuant to Section 2.2 or (iv) for any other reason, the date specified in the Notice of Termination, which date shall be at least thirty (30) days after the date on which the Notice of Termination is given.

9. Payments Upon Certain Terminations.

9.1 Termination for Any Reason. Upon the termination of the Consulting Period for any reason, the Company shall pay Consultant (or shall cause Consultant to be paid), within ten (10) days after the Date of Termination (i) any accrued but unpaid Consulting Fee and (ii) any incurred but unpaid or unreimbursed Expenses.

9.2 Section 409A of the Code; Delay of Payments. The terms of this Agreement have been designed to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), where applicable, and shall be interpreted and administered in a manner consistent with such intent. Notwithstanding anything to the contrary in this Agreement, (i) if upon the Date of Termination, Consultant is a “specified employee” within the meaning of Section 409A of the Code, and the deferral of any amounts otherwise payable under this Agreement as a result of Consultant’s termination is necessary in order to prevent any accelerated or additional tax to Consultant under Section 409A of the Code, then the Company will defer (or will cause to be deferred) the payment of any such amounts hereunder until the date that is six (6) months following the Date of Termination, at which time any such delayed amounts will be paid to Consultant in a lump sum, with interest from the date otherwise payable at the prime rate as published in The Wall Street Journal on the Date of Termination and (ii) if any other payments of money or other benefits due to Consultant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code. To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Consultant under this Agreement shall be paid to Consultant on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Consultant) during any one year may not affect amounts reimbursable or provided in any subsequent year.

10. Confidentiality. The Company may disclose, or Consultant may learn or develop, certain confidential or proprietary information (“Confidential Information”) owned by the Company or others in the course of Consultant’s performance of the Consulting Services. Such Confidential Information shall be deemed to include all information of any type, with the exception of information which at the time of disclosure was in the public domain or which, subsequent to disclosure, becomes such, except by reason of a breach of this agreement by Consultant. Consultant shall maintain all Confidential Information in strictest confidence, shall use the Confidential Information solely for the purpose of performing the Consulting Services hereunder, and shall not use the Confidential Information for Consultant’s own benefit or use or disclose the Confidential Information to or for any third party without the express prior written approval of an authorized representative of the Company.

11. Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement (i) if in writing, shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given and acknowledged by written receipt, or on the seventh (7th) day after mailing if mailed (return receipt requested), postage prepaid and properly addressed as set forth below, or (ii) if delivered by electronic mail (“e-mail”) transmission, shall be deemed to have been duly given when a receipt of such e-mail is requested and received.

The Company:	PartnerRe Ltd. Wellesley House South 90 Pitts Bay Road Pembroke HM 08, Bermuda Attention: Human Resources E-mail: philip.martin@partnerre.com
Consultant:	At the address and e-mail address contained in the Company’s personnel files.

Any party may change its address (including e-mail address) for purposes of this Section 11 by providing the other party with notice of the new address in the manner set forth above.

12. Successors. No rights or obligations of the Company hereunder may be assigned or transferred by the Company without Consultant’s consent, except pursuant to a merger, consolidation or other combination, or a sale or liquidation of all or substantially all of the business and assets of the Company; provided that such assignee or transferee immediately assumes (to the same extent that the Company would be required to perform it if no such succession had taken place), either expressly or by operation of law, the liabilities, obligations and duties of the Company set forth in this Agreement. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and assets.

13. Assignment; Binding Effect. Consultant may not assign his rights or delegate his duties or obligations hereunder without the written consent of the Company, and, without such consent, any attempted transfer or assignment of such type shall be null and of no effect. This Agreement shall inure to the benefit of and be enforceable by Consultant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Consultant dies while any amounts are owed to him hereunder as if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his designee or, if there be no such designee, to his estate.

14. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Consultant or his legal representative and such officer(s) as may be specifically designated by the Company. No waiver by a party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15. Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17. Governing Law; Enforcement and Disputes; Waiver of Jury Trial. This Agreement will be governed by and construed in accordance with the laws of the State of Connecticut, without reference to conflicts of law rules, and without regard to its location of execution or performance. Jurisdiction and venue for any claim or cause of action arising under this Agreement shall be exclusively in the state or federal courts located in the County of Fairfield, State of Connecticut. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR THE CONSULTING RELATIONSHIP HEREUNDER WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. For the avoidance of doubt, nothing in this Agreement shall interfere with or adversely affect the existing rights and obligations of the parties hereto.

18. Captions. The use of captions and section headings herein is for purposes of convenience only and shall not affect the interpretation or substance of any provisions contained herein.

19. Tax Matters.

19.1 Consultant shall be issued a tax form 1099-MISC by the Company which reflects the applicable amount of any taxable payments received by Consultant in respect of his consulting services hereunder for the applicable calendar year. There shall be no withholding or deduction from any amounts payable for such services, and Consultant shall be solely responsible for, and indemnify and hold the Company harmless in respect of, the payment of any federal, state, local or other income, payroll and/or employment taxes.

19.2 Consultant agrees, upon the request of the Company, to provide any reasonable assistance to the Company required to demonstrate that Consultant’s services under this Agreement qualified as services by an independent contractor and all appropriate taxes with respect to any amounts paid hereunder (including but not limited to self-employment and income tax payments) have been paid.

20. Entire Agreement. Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior and contemporaneous promises, agreements and representations not set forth in this Agreement.

21. Survival of Certain Provisions. Notwithstanding any other provision of this Agreement to the contrary, the provisions of Sections 10 through 21 shall survive the termination or expiration of the Consulting Period or this Agreement.

IN WITNESS WHEREOF, the Company and Consultant have executed and delivered this Agreement as of the date written above.

PARTNERRE LTD.:

By:
Name:
Title:

CONSULTANT:

By:
Name:	Marvin Pestcoe

Schedule I

Consulting Services

•	Support for senior executives with their new responsibilities

•	Participation in the Company’s Board of Directors activities as determined by the Group CEO

•	Special projects and general support for the Group CEO as required

•	Any other matters that the Group CEO shall agree with Consultant